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                                                                      Exhibit 99

[logo - THE SPORTS AUTHORITY]


                                                                January 31, 2002
                                                           FOR IMMEDIATE RELEASE

CONTACT:  The Sports Authority, Inc.

          Mark Iskander
          Vice President, Treasurer
          (954) 677-6015


              THE SPORTS AUTHORITY ANNOUNCES EXECUTIVE PROMOTIONS
                     .  Elliott Kerbis Named President
                     .  George Mihalko Named Vice Chairman
=============================================================================

Fort Lauderdale, Florida, January 31, 2002 -- The Sports Authority, Inc. (NYSE:
TSA), the nation's largest full-line sporting goods retailer, today announced the promotions of Elliott Kerbis to President and Chief Merchandising Officer and George R. Mihalko to Vice Chairman and Chief Administrative Officer. Both will continue to report to Martin E. Hanaka, Chairman and Chief Executive Officer.

Commenting on the appointments, Hanaka said, "Elliott's promotion to President endorses his fact based, holistic decision making and also reinforces our emphasis on becoming more customer and market driven. It also recognizes his accomplishments and contribution to the value creation he has led through better buying, inventory reduction and concurrent service level improvements. Advertising effectiveness and the resulting revenue production also improved. This was done in a very challenging retail and economic climate. George's promotion to Vice Chairman and Chief Administrative Officer recognizes his substantial contribution to The Sports Authority's financial turnaround and broad executive leadership abilities. I congratulate them both."

Mr. Kerbis joined the Company in October 2000 as Executive Vice President - Merchandising and Sales Promotion. Prior to that, he had served as Senior Vice President of Merchandise at Filene's, preceded by 12 years at Caldor Inc. where he had been Executive Vice President of Merchandise for Hardlines. Prior to joining Caldor, Mr. Kerbis had spent ten years with Macy's New York.

Mr. Mihalko joined the Company in September 1999 as Executive Vice President and Chief Financial Officer. Prior to that, he had served as Senior Vice President and Chief Financial Officer of Pamida Holding Corporation and had held executive positions with Pier 1 Imports, Burlington Northern, Porsche and Firestone.

About The Sports Authority
--------------------------

The Sports Authority, Inc. is the nation's largest full-line sporting goods retailer, operating 198 stores in 32 states. The Company's e-tailing website www.thesportsauthority.com, is operated by Global Sports Interactive, Inc. under a license and e-commerce agreement. In addition, an 8.4% Company-owned joint venture with AEON Co., Ltd. operates 33 "The Sports Authority" stores in Japan under a licensing agreement. The Sports Authority is a proud sponsor of the Boys & Girls Clubs of America.